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                                                                  EXHIBIT 23.6


         Consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated

        We hereby consent to the use of our opinion letters each dated April 4, 1997 to the Board of Directors of Mesa Inc. included as Appendices II and III to the Proxy Statement which forms a part of the Registration Statement on Form S-4 relating to the proposed mergers provided for in the Agreement and Plan of merger, dated as of April 6, 1997, among Mesa Inc., certain of is subsidiaries and Parker & Parsley Petroleum Company and to the references to such opinions in such Proxy Statement under the captions "Summary--Opinions of Financial Advisors", "The Mergers--Background", "The Mergers--Recommendation of the Mesa Board; Reasons for the Mergers" and "The Merger--Fairness Opinions".

        In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.


                                               MERRILL LYNCH, PIERCE, FENNER &
                                                    SMITH INCORPORATED

May 12, 1997